Exhibit 4.9

Technological Cooperation Agreement for Mobile Games Promotion

(Cooperation with Domestic Project Agent)

Contract No.:

B-SZ-OYH-20121001-0001

01 October 2012

Party A:	Shenzhen Ouyinhua Information Consulting Co., Ltd. (hereinafter referred to as “Party A”)

Address:	Rm 205, Block CD, Tianfa Building, Tian’an Digital City, Futian District, Shenzhen

Tel.:	0755-83432556

Fax:	0755-83432556-807

Contact person:	Huang Yueyang

Party B:	Huiyou Digital (Shenzhen) Ltd. (hereinafter referred to as “Party B”)

Address:	13th Floor, B Block, Xuesong Building, Tairan 6th Road, Chegongmiao, Futian District, Shenzhen

Tel.:	0755-88351991

Fax:	0755-82504211

Contact person:	Xiao Jian

By adhering to the principle of mutual benefit and common development, and for the purpose of giving full play to their respective advantages in resources, Party A and Party B hereby enter into the following terms for cooperation after friendly negotiation:

1	Scope of Cooperation

1.1	Whereas Party A has advantageous resources as a mobile phone solution provider or mobile phone manufacturer and Party B has rich resources as a provider and operator of Android mobile phone games, it is agreed by both parties that Party A shall act as the agent of Android mobile phone game products provided by Party B (hereinafter referred to as “Cooperation Products”) and promote such Cooperation Products in the independently operated app stores which are built in the ROM of Android mobile phones (such app stores must be independently developed and operated by the manufacturer or be tailor-made versions provided to the manufacturer by other app stores) of the mobile phone solution providers or mobile phone manufacturers developed by Party A (hereinafter referred to as “Party A’s Resources” or “Resources”). Party B shall make the settlement payment to Party A in connection with the activation amount of Cooperation Products used by ultimate customers.

1.2	Party A does not allow any promotion in open-ended app stores other than those independently operated app stores that are built in the ROM of Android mobile phones of its Resources, nor does it allow any promotion through reinstallation and other off-line promotion channels. If discovered, Party A shall terminate the cooperation immediately and cease the settlement of subsequent cooperation payment for all types of promotion.

1.3	Party A will be responsible for running the Cooperation Products online in the independently operated app stores which are built in the ROM of Android mobile phones of its Resources, and Party B will provide fee calculation, product operation and technical maintenance of the Cooperation Products as well as customer service.

2	Representations and Warranties

Each Party makes the following statements, representations and warranties to the other Party that:

2.1	It is an independent legal entity duly established and validly existing;

2.2	It has the qualification to engage in the transaction hereunder, and such transaction is in compliance with the requirements of its business scope;

2.3	It has the full authority to enter into this Agreement and perform its obligations hereunder;

2.4	Its authorized representative has been duly authorized to enter into this Agreement on its behalf;

2.5	It has the capacity to perform its obligations hereunder, and such performance of obligations does not violate any legal restrictions that are binding upon it;

2.6	Either party who violates such statements, representations and warranties shall be deemed to have violated the provisions of this Agreement and shall bear the liabilities for breach of contract as provided hereunder.

3	Rights and Obligations of Party A and Party B

3.1	Party A’s Rights and Obligations

3.1.1	After the agency cooperation is established between Party A and Party B, Party A shall become a general agent of Party B. Party A must update Party B with the client information in the course of client development, and no client can be developed without Party B’s approval. If Party A develops clients without updating Party B with the client information, Party B is entitled to disqualify Party A as a cooperation agent, and shall cease the settlement for such clients.

3.1.2	Party A shall be responsible for running the Cooperation Products online in the independently operated app stores which are built in the ROM of Android mobile phones of its Resources, and ensuring that such Cooperation Products can be used normally online in mobile phones.

3.1.3	If Party A has any question or complaint as to the Cooperation Products that cannot be independently resolved, Party A shall have the right to require Party B to provide assistance. Party B shall respond promptly and provide assistance within a reasonable timeframe.

3.1.4	Party A shall be obliged to make the statement in the documents, notices, product packages or publicity materials relating to the Cooperation Products that the developer and copyright owner of the Cooperation Products is Party B.

3.1.5	Party A warrants that, without Party B’s consent, it will not modify any content or form of the games and application products, conduct any forms of reverse engineering, decompilation or disassembling of the Cooperation Products provided by Party B, nor will it use the Cooperation Products for purposes in contradiction with this Agreement.

3.1.6	Party A warrants that the Cooperation Products can only be promoted in the independently operated app stores which are built in the ROM of Android mobile phones of its Resources rather than being sold at self-determined prices or used for other purposes, failing which, in case any economic dispute arising therefrom, Party A shall be responsible for indemnifying Party B for such economic losses caused to it.

3.1.7	Without Party B’s written consent, Party A shall not provide Party B’s Cooperation Products to entities other than Party A for operation at any time, in any form and at any place. If Party B suffers from any legal disputes and damages as a result of Party A’s breaching of this provision, Party A shall bear all the liabilities and indemnify Party B for all the losses caused to it.

3.1.8	Party A shall have the responsibility to warrant the security of the Cooperation Products in the course of promotion, and prevent the programs from being stolen or damaged. If any legal disputes arise as a result of the programs being stolen or for any cause attributable to Party A or due to inappropriate security measures, all the legal liabilities shall be borne by Party A.

3.2	Party B’s Rights and Obligations

3.2.1	Party B shall be responsible for the fee calculation, product operation, technical maintenance as well as customer service for the Cooperation Products.

3.2.2	Party B shall ensure that the Cooperation Products have the fee charging function that allows charging fees to the ultimate users.

3.2.3	Party B shall ensure that no dispute exists for the fee information of the Cooperation Products. Party B shall be solely responsible for the complaints arising therefrom.

3.2.4	Party B shall be responsible for providing comprehensive fee charging support for the Cooperation Products, and ensuring that it has legal cooperative relationships with the payment channel parties for such fees.

3.2.5	Party B shall provide Party A with the statistical platform data free of charge in order to provide the activation amount of Cooperation Products, which can be used for account checking by both parties. Based on the statistical platform data, Party B shall timely make settlement with Party A in such a manner as agreed by both parties.

3.2.6	Party B warrants that the contents of the Cooperation Products provided by it are healthy and legal, do not infringe on the intellectual property of others, are not subject to intellectual property disputes, and do not violate laws and relevant management systems. Otherwise, all liabilities arising therefrom shall be borne by Party B.

3.2.7	Party B undertakes that after the Cooperation Products are put into operation, it will make reasonable and necessary modifications and adjustments to the Cooperation Products according to Party A’s customers’ feedback after reaching agreement with Party A so as to further facilitate the sales through Party A’s channels. Party B shall bear liabilities for any intellectual property disputes incurred or losses caused by such modifications or adjustments.

3.2.8	If Party A promotes the Cooperation Products among its clients without Party B’s prior consent, Party B has the right not to make settlement with Party A.

4	Payment of Cooperation Amount

4.1	Both parties shall make the settlement based on the activation amount of the Cooperation Products used by ultimate customers.

When the monthly activation amount of Cooperation Products is fewer than 200,000 mobile phones, Party B shall make the settlement payment to Party A based on the standard of RMB 2.20 for each Product Activation;

When the monthly amount activation amount of Cooperation Products is more than 200,000 mobile phones, Party B shall make the settlement payment to Party A based on the standard of RMB 2.40 for each Product Activation;

4.2	Definition of Product Activation:

4.2.1	Product Activation means that the users have access to the Cooperation Products through the independently operated app stores built in the ROM of Android mobile phones of Party A’s Resources, and activates the Cooperation Products by successfully connecting to the internet with a record of opening its homepage at least twice (not in the same day), which can be counted as one activation data.

4.2.2	One mobile phone can only be counted as one activation data, regardless of whether it has changed SIM card; if one SIM card is used in more than one mobile phone, the system only admits the activation data of the first mobile phone by default while other data shall be invalid.

4.3	In order to encourage Party A to develop customer resources, Party B will separately pay relevant business development fees to Party A within the cooperation period, in an amount of 15% of the settlement amount payable by Party B to Party A for the current month. Any change in the payment percentage of these fees, if any, shall be agreed by both parties separately through consultation.

4.4	During the term of cooperation, if there is any change in the cooperation income of both parties due to any adjustment to national policies, Party B shall not bear any income losses incurred to Party A.

4.5	The activation data is based on Party B’s statistical platform data. Party A and Party B shall make settlement once a month. The settlement period will be 40 days. Party B will provide Party A with the Statement of Account before the 25th day of next month and will pay the settlement amount to Party B before the 10th day of next month. If the payment date falls on a festival or holiday, the payment date will be postponed accordingly.

For example: with respect to the settlement amount for January 1 to January 31, Party B shall provide Party A with the Statement of Account before February 25, and pay the settlement amount to Party A before March 10.

4.6	Upon receipt of the Statement of Account, Party A shall confirm the settlement data thereon and issue the formal invoice to Party B or Party B’s holding company as requested by Party B within three working days. After receiving the formal invoice issued by Party A, Party B or Party B’s holding company shall pay the cooperation amount to the account designated by Party A within the agreed settlement period. The issuance of an invoice by Party A to Party B shall be deemed as that Party A recognizes and has no objection to such settlement data.

4.7	In the event of any change of account information of Party A, Party A shall provide Party B with the revised account information (with the company seal affixed) within three working days after the receipt of the Statement of Account. Otherwise, all losses of settlement arising therefrom shall be borne by Party A.

4.8	Delayed settlement: if settlement is delayed due to force majeure or any change of national policies, Party B shall not be deemed to breach this Agreement, and the actual settlement between Party A and Party B will be postponed accordingly. Party A shall negotiate to determine the time and term for settlement after communicating with Party B.

4.9	Termination of Settlement: the settlement shall be terminated when this Agreement is terminated or cancelled.

4.10	Information of Party A’s account:

Account holder: Shenzhen Ouyinhua Information Consulting Co., Ltd.

Account bank: Ping An Bank Co., Ltd., Guiyuan Sub-branch, Shenzhen

Account No.: 0122100613272

5	Term and Termination of Cooperation

5.1	The term of cooperation between both parties shall be three years, commencing on October 1, 2012 and ending on September 30, 2015.

5.2	This Agreement shall be terminated in any of the following circumstances:

(1)	The cooperation term expires and both parties decide not to renew this Agreement through consultation;

(2)	The promotion does not achieve expected effect and both parties decide to terminate the promotion cooperation through consultation;

(3)	Either Party is declared to be bankrupt or subject to liquidation or dissolution proceedings;

(4)	The purpose of this Agreement can not be achieved due to the occurrence of force majeure;

(5)	Neither party can meet the cooperation requirements of both parties.

5.3	Matters after Termination

5.3.1	The termination of this Agreement shall not affect the outstanding settlement or the payment obligations of either party under this Agreement and other obligations and rights accrued before the termination date.

5.3.2	Despite the termination of this Agreement, the obligations as provided in Chapter 6 shall remain binding on both parties.

5.4	If both parties intend to maintain a cooperation relationship, this Agreement shall be renewed prior to one month.

6	Confidentiality Clause

6.1	Each party shall be obliged to keep confidential all the user data acquired by reason of the cooperation as contemplated by this Agreement.

6.2	For the purpose of this Agreement, both parties understand that the information disclosing party owns and will own proprietary information which is of crucial importance to the disclosing party, and that confidentiality and trust relationship between both parties in relation to the proprietary information will arise from the cooperation between both parties. “Proprietary information” means any information obtained by a party from the other party (the “Disclosing Party”) in the course of cooperation, which is developed, created or discovered by the Disclosing Party, or known by the Disclosing Party, or transferred to the Disclosing Party and which has commercial value to the Disclosing Party’s business. Proprietary information includes, but is not limited to, business secrets, computer programs, design techniques, know-how, processes, data, business and product development plans, information of the customers relating to the business of the Disclosing Party and other information, or the confidential information received by the Disclosing Party from other party.

6.3	Without the prior written consent of the Disclosing Party, the other party shall keep any proprietary information confidential and not use or disclose to any person or entity such confidential information, except to the extent necessary for performing the obligations hereunder normally.

6.4	Both parties shall undertake confidentiality liabilities for this cooperation and the specific contents of this Agreement. Without the prior written consent of the other party, neither party shall disclose the specific contents of this Agreement and other related contents to any third party.

6.5	Within the term of this Agreement or following the termination or rescission of this Agreement, both parties undertake not to provide any third party (including but not limited to any enterprise, business institution or organization competing with the other party) with any information or materials in connection with the business or technology of both parties, etc., failing which the party shall assume any liability in connection therewith and compensate the other party for any losses arising as a result thereof.

7	Liabilities for Breach of Agreement

7.1	If either party fails to perform its obligations hereunder in a sufficient and timely manner, such party shall bear the breaching liabilities and if such breach causes losses to the other party, such party shall compensate the direct and indirect economic losses or reputational damage suffered by the other party arising as a result thereof.

7.2	If either party breaches the obligations hereunder, the breaching party shall rectify its breach promptly after receiving the written notice from the non-breaching party in respect thereof, and compensate the non-breaching party for its economic losses arising therefrom within 10 working days.

8	Disclaimer Clause

8.1	If either party suffers from economic losses or is prevented from performing this Agreement in whole or in part owing to any force majeure event that is unforeseeable and unavoidable and whose consequences are insurmountable (including the adjustments of the relevant state policies, laws and regulations), the party so affected shall not be liable for the losses of the other party. The party affected by the event of force majeure listed above shall immediately notify the other party in writing of the occurrence of that event, and shall within 15 days thereafter provide the other party with the details of the event as well as the documentary evidences explaining the reasons for its failure in performing this Agreement in whole or in part or its delay in performing this Agreement. Depending on the effect of the event upon the performance of this Agreement, both parties shall negotiate whether or not to continue to perform this Agreement or terminate this Agreement.

8.2	Neither party shall be liable to the other party for telecom channel blocking, hacker attack or illegal invasion, computer, virus infection or outbreak, and hardware and software failures that are unavoidable even with the same maintenance, as well as the system operation interruption, failure, information transmission error, omission or other problem arising from the interruption of power supply or other public equipment.

8.3	Before signing this Agreement, Party A shall perform the compatibility test on the samples of Cooperation Products as provided by Party B. If such test is not performed, Party A shall bear the consequences arising from the possible incompatibility. Party B guarantees that the Cooperation Products provided by it are fully consistent with the tested products (excluding package and carrier).

9	Miscellaneous

9.1	The Appendix to this Agreement shall be an integral part of this Agreement and has the same legal effects as this Agreement.

9.2	In case of any matter not mentioned herein, both parties may enter into a supplementary agreement or annex to make amendments, supplements, descriptions and explanations in respect of the relevant issues herein.

9.3	Any dispute arising from the performance of this Agreement may be resolved by both parties through consultation. If such dispute cannot be resolved through consultation, it shall be submitted to the court in the place where Party B is domiciled for litigation.

9.4	This Agreement shall become effective on the date when it is signed by the authorized representatives of both parties and affixed with their respective company seals. The term of cooperation between both parties may be extended upon expiry through consultation.

9.5	This Agreement is executed in two originals, with each party hereto retaining one original, and both originals shall have the same legal effect.

Party A: Shenzhen Ouyinhua Information Consulting Co., Ltd.	Party B: Huiyou Digital (Shenzhen) Ltd.

[Seal of Shenzhen Ouyinhua Information Consulting Co., Ltd. is affixed]	[Seal of Huiyou Digital(Shenzhen) Ltd. is affixed]

Signed by Authorized Representative: /s/	Signed by Authorized Representative: /s/

Date: October 7, 2012	Date: October 7, 2012